EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement"), is made effective as of the ___th day of March 2023, by and between Maui Land and Pineapple Company., a Delaware corporation ("Employer"), and Race Randle ("Employee").

RECITALS

WHEREAS, Employer wishes to engage Employee as the Chief Executive Officer of the Employer;

WHEREAS, Employee is willing accept employment with the Employer on the terms set forth below; and

WHEREAS, Employee acknowledges that he has had an opportunity to consider this Agreement and consult with independent advisors of his choosing with regard to the terms of this Agreement, and enters this Agreement voluntarily and with a full understanding of its terms.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises of the parties and the mutual benefits they will gain by the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Employment. Employer hereby employs Employee and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth, as the Chief Executive Officer of the Employer. Employee shall devote his full time and attention, with undivided loyalty, to the business and affairs of Employer during the Employment Term (defined herein below).

2. Commencement of Employment.

(a) The term of Employee's employment under this Agreement shall commence on or about April 1, 2023 ("Start Date") and continue until otherwise terminated pursuant to the terms of this Agreement (the "Employment Term").

3. Duties.

(a) Employee shall in good faith perform those reasonable duties and functions as are required by his position and as are determined and assigned to him from time to time by the Chairman of the Board or his designate(s), or a Committee of the Board. Notwithstanding the foregoing or any other provision in this Agreement, Employer shall have the right to modify from time to time the duties assigned to Employee so long as such duties are consistent with the usual and customary expectations of the type of position and function of Employee.

(b) Employee agrees to serve Employer faithfully and to the best of his ability; to devote his full-time and attention, with undivided loyalty, during normal business hours to the business and affairs of Employer, except during reasonable vacation periods and periods of illness and incapacity; and to perform such reasonable duties as may be assigned pursuant to Section 3(a) herein above. Employee shall not engage in any other business ventures or job activity during the Employment Term except to the extent that it does not prevent him from performing his duties hereunder, and he may engage in civic and not-for-profit activities so long as such activities do not materially interfere with Employee's performance of his duties hereunder.

(c) Employer will provide Employee with an evaluation of Employee's work at the end of each Employment Year.

4. Compensation. Employer agrees to provide as compensation to Employee the following salary, incentive, and benefits in exchange for the services described in Section 3 of this Agreement:

(a) Base Salary. Employer agrees to pay to Employee during the Employment Term an annual base salary in the amount of Five Hundred Thousand Dollars ($500,000.00) per Employment Year (the "Base Salary") less payroll deductions and all required withholdings, or such higher amount as the Board of Directors shall from time to time determine, such salary to be paid in accordance with the usual manner of payment of executive salaries by Employer. Employee's Base Salary shall be paid not less frequently than semi-monthly in accordance with Employer's usual payroll practices. The Board of Directors will review Employee's Base Salary no less than once annually, and shall have sole discretion to increase or decrease (subject to the next sentence hereof) the Base Salary. Employee's Base Salary may only be decreased in connection with a salary reduction program approved by the Board of Directors, which affects all senior executive officers of Employer, and then, only after at least ninety (90) days prior written notice of the approval of such program by the Board of Directors.

(b) Execution Bonus. Upon Employee's execution of this Agreement and commencement of employment he will be paid a one-time bonus in the gross amount of one hundred and fifty thousand dollars ($150,000.00) less deductions are required by law

(c) Relocation Allowance. Upon submission of documentation in a form acceptable to Employer, Employer will reimburse Employee for costs associated with his family's relocation to Maui, Hawaii not to exceed one hundred thousand dollars ($100,000.00). for travel-related and moving expenses, including but not limited to, airfare, and shipping of household goods and vehicles, temporary accommodations, temporary transportation, household storage, application fees, registration fees, and incidentals. Any such relocation allowance paid shall, for the tax year in which it was paid, be reported as income to Employee to the extent required by federal and state law.

(d) Annual Bonus. Employee shall be eligible to receive an annual Award of restricted stock, as defined in and pursuant to the Maui Land & Pineapple Company, Inc. 2017 Equity and Incentive Award Plan, dated February 22, 2017, which is attached hereto and incorporated herein as **Exhibit "A"**, as the same may be amended from time to time (but in the

case of any such amendment, such amendment shall apply to the Employee only to the extent such amendment expands the benefits, protections, and rights afforded Employee, and does not reduce or otherwise diminish the same in any way) (as originally existing and as so amended, the "2017 Incentive Plan"). The Administrator and Committee (as each is defined in the 2017 Incentive Plan) shall grant Employee an Award for each calendar year during the Employment Term for which Employee achieves predetermined performance measurements and corresponding performance thresholds and award amounts, agreed to in writing by Employee and Employer's Board of Directors, which shall be so determined and agreed to within ninety (90) days after the first day of January of each year. Employee shall be first eligible for such an award in 2024 based on Employee's achievement of the predetermined performance measurements and corresponding performance thresholds and award amounts agreed to in writing by Employee and Employer's Board of Directors within ninety (90) days after the date first above written. The dollar value of any such Award for each calendar year, shall be between 60% to 90% of Employee's then current Base Salary, with a target award of 75% of Employee's then current Base Salary. Any award in 2024 shall be prorated based on Employee's months of employment in 2023. Subject to the terms of this Agreement, any such Award shall be under the terms of the 2017 Incentive Plan; provided further that each Award to Employee shall fully and irrevocably vest upon the date it is awarded and shall not be forfeited by the Employee or subject to repurchase or recoupment by the Employer due to any reason, including without limitation, termination of the Employee's employment, but excluding any claw back or recoupment pursuant to Section 11.13 of the 2017 Incentive Plan, which is required pursuant to applicable law.

(e) Long Term Incentive Bonus. Employee shall be eligible to receive an annual Award of restricted stock as determined by the Board of Directors in its sole discretion as a long-term incentive. Employee shall be first eligible for such an award in 2024 based on Employer's 2023 results. Any award in 2024 shall be prorated based on Employee's months of employment in 2023The dollar value of any such award shall be 75% of Employee's then current salary. Any such award shall be under the terms of the 2017 Maui Land and Pineapple Equity and Incentive Award Plan provided further than any such award of stock shall vest over twelve calendar quarters.

(f) 2017 Incentive Plan. If any provision of this Agreement conflicts with any provision of the Incentive Plan, then this Agreement shall control and the 2017 Incentive Plan shall be amended in any manner deemed reasonable by the Board of Directors of the Employer, which ensures the Employee receives the fullest extent of the compensation and benefits provided for in this Agreement, without reducing or otherwise diminishing any other benefit, protection, or right afforded to the Employee under the 2017 Incentive Plan. Employer and Employee shall review the 2017 Incentive Plan and make any amendments required hereunder within ninety (90) days after the date first above written.

5. Benefits and Perquisites.

(a) Benefits. Employer shall provide Employee such employment benefits, equipment and support as are generally available to senior executive officers of Employer, including without limitation reimbursement of reasonable expenses incurred in performing his duties under this Agreement, coverage for Employee and his dependents under medical, dental,

long-term disability and group life insurance plans. Employer shall pay for the cost of Employee's and Employee's immediate family's membership in the Kapalua Club as long as Employee remains employed by Employer.

(b) Vacation and Sick Pay. Employee shall be eligible for vacation and sick leave in accordance with the policies of Employer in effect from time to time during the Employment Term.

(c) Termination Upon Change of Control. Notwithstanding any other provision of this Section 5, if Employee is terminated within twenty-four (24) months after a Change of Control (as such term is defined in Article 1.6 of the 2017 Incentive Plan), without limiting any other rights Employee may have under the 2017 Incentive Plan, Employer shall (i) pay to Employee immediately the compensation and benefits otherwise payable to Employee under Section 4 herein above, through the date of such termination, (ii) pay to Employee in a lump sum, in cash, on or before the fifth (5th) business day following the effective date of such termination, an amount equal to Employee's Base Salary for twenty-four (24) months at the rate in effect as of the time of such termination, (iii) pay to Employee in a lump sum, in cash, on or before the fifth (5th) business day following the effective date of such termination, an amount equal to two times the annual bonus paid to Employee under Section 4(d) herein above, in the immediately prior annual measurement period, (iv) continue Employee's health insurance benefits under this Section 5 for a period of twenty-four (24) months following the effective date of such termination, and (v) cause the Employer's Board of Directors to enter a resolution holding that any previously awarded, but not fully vested Awards under Section 4 herein above are immediately vested in full and any restrictions related to such Awards are fully removed. If the total amount of the benefits available to Employee under this Section 5(c), either alone or together with other payments which Employee has the right to receive from Employer, would constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then Employer shall pay to Employee on or before the fifth (5th) business day following the effective date of termination, an additional amount such that the net amount retained by Employee, after deduction of the excise tax imposed by Section 4999 of the Code and any federal, state and local income tax and excise tax imposed on such additional amount, shall be equal to the amount payable to the Employee under this Section 5(c) as originally determined prior to the deduction of such excise taxes.

6. Termination of Employment. The date on which Employee's employment by Employer ceases, under any of the following circumstances, shall be defined herein as the "Termination Date."

(a) Executive Severance Plan. If this Section 6 conflicts with any provision of the Maui Land & Pineapple Company, Inc. Executive Severance Plan, dated April 28, 2017, which is attached hereto and incorporated herein as **Exhibit "B"**, as the same may be amended from time to time (but in the case of any such amendment, such amendment shall apply to the Employee only to the extent such amendment expands the benefits, protections, and rights afforded Employee, and does not reduce or otherwise diminish the same in any way) (as originally existing and as so amended, the "Executive Severance Plan"), then this Section 6 shall control and the Executive Severance Plan shall be amended in any manner deemed reasonable by the Board of Directors of the Employer, which ensures the Employee receives the fullest extent

of the compensation and benefits provided for in this Section 6, without reducing or otherwise diminishing any other benefit, protection, or right afforded to the Employee under the Executive Severance Plan. Employer and Employee shall review the Executive Severance Plan and make any amendments required hereunder within ninety (90) days after the date first above written.

(b) Termination by Employer. The employment of Employee may be terminated by Employer for any reason or no reason, with or without cause or justification. If Employee's employment is terminated by Employer without cause as that term is defined in Article 1.3 of the 2017 Executive Severance Plan, or Employee resigns with Good Reason as that term is defined in Artcle 1.8 of the 2017 Executive Severance Plan, Employer shall (i) pay to Employee immediately the salary earned by Employee through the date of termination, (ii) pay to Employee an amount equal to Employee's Monthly Base Salary for the subsequent twenty-four (24) months at the rate in effect as of the time of termination, (iii) pay to Employee in equal payments over the subsequent twenty-four (24) months, in cash, the total amount equal to two times the annual bonus paid to Employee under Section 4(d) in the immediately prior annual measurement period, and (iv) shall continue Employee's health insurance benefits under Section 5 herein above for a period of twenty-four (24) months following the effective date of termination sick pay, and Employee shall not be entitled to any further compensation or benefits provided under this Agreement, including, without limitation, any other severance payments.

(c) Voluntary Resignation. If Employee's employment terminates by reason of Employee's voluntary resignation, except as otherwise provided herein below in relation to resignation for Good Reason, Employer's total liability to Employee shall be limited to payment of any unpaid Base Salary , and Employee shall not be entitled to any further compensation or benefits provided under this Agreement, including, without limitation, any severance payments. Notwithstanding the foregoing, if Employee's employment terminates, by reason of Employee's voluntary resignation for Good Cause, as defined in the Executive Severance Plan, then Employee shall be entitled to the compensation and benefits provided thereto under the Executive Service Plan.

(d) Death or Disability. In the event (during the Employment Term) of Employee's death or Disability (as defined in the Executive Severance Plan), (i) this Agreement shall terminate, (ii) Employer shall pay to Employee or Employee's estate, heirs, trustee, or guardian, as applicable, the compensation and benefits provided for under Section 3.2(a) of the Executive Severance Plan, a.

7. Maintenance of Confidentiality and Duty of Loyalty

(a) General. Employee acknowledges that, pursuant to his employment with Employer, he will necessarily have access to trade secrets and information that is confidential and proprietary to Employer in connection with the performance of his duties. In consideration for the disclosure to Employee of, and the grant to Employee of access to such valuable and confidential information and in consideration of his employment, Employee shall comply in all respects with the provisions of this Section 7.

(b) Nondisclosure. During the Employment Term and for a period of three (3) years thereafter, Confidential and Proprietary Information of Employer of which Employee gains knowledge during the Employment Term shall be used by Employee only for the benefit of

Employer in connection with Employee's performance of his employment duties, and Employee shall not, and shall not allow any other person that gains access to such information in any manner to, without the prior written consent of Employer, disclose, communicate, divulge or otherwise make available, or use, any such information, other than for the immediate benefit of Employer. For purposes of this Agreement, the term "Confidential and Proprietary Information" means information not generally known to the public and which is proprietary to Employer and relates to Employer's existing or reasonably foreseeable business or operations, including but not limited to trade secrets, business plans, advertising or public relations strategies, financial information, budgets, personnel information, customer information and lists, and information pertaining to research, development, and strategic planning. Employee will refrain from any acts or omissions that would jeopardize the confidentiality or reduce the value of any Confidential and Proprietary Information.

(c) Covenant of Loyalty. During the Employment Term, Employee shall not, on his own account or as an employee, agent, promoter, consultant, partner, officer, director, or as a more than 1% shareholder of any other person, firm, entity, partnership or corporation, own, operate, lease, franchise, conduct, engage in, or assist any person or entity engaged in any business in the United States that is in any way (within reason) competitive with or substantially similar to the business that is conducted by Employer. Without limiting the generality of the foregoing, Employee does hereby covenant that he will not, during the Employment Term:

(i) solicit, accept or receive any compensation from any customer of Employer relating to the customer's business with Employer or from any business competitive to that of Employer; or

(ii) contact, solicit or call upon any customer or supplier of Employer on behalf of any person or entity other than Employer for the purpose of selling, providing or performing any services of the type normally provided or performed by Employer; or

(iii) induce or attempt to induce any person or entity to curtail or cancel any business or contracts which such person or entity has with Employer; or

(iv) induce or attempt to induce any person or entity to terminate, cancel or breach any contract which such person or entity has with Employer, or receive or accept any benefits from such termination, cancellation or breach.

9. Indemnification. Employee agrees to defend, indemnify and hold Employer harmless from any claims made based upon Employee's acts and or omissions which occurred prior to Employee's employment hereunder.

Employer agrees to defend, indemnify and hold Employee harmless as provided for (and to no lesser extent than provided in) Article 8.1 of the Bylaws of Maui Land & Pineapple Company, Inc., adopted July 18, 2022 and filed with the United States Securities and Exchange Commission on July 20, 2022 as Exhibit 3.3 to Form 8-K, or as such bylaws may be amended from time to time (but in the case of any such amendment, such amendment shall apply to the Employee only to the extent such amendment expands the benefits, protections, and rights afforded Employee, and does not reduce or otherwise diminish the same in any way).

10. Arbitration. Employer and Employee expressly understand and agree that, any disputes arising out of the terms and conditions of this Agreement, or Employee's employment with Employer, including but not limited to any claims arising out of the negotiation of this Agreement, Employee's employment and termination of employment, shall be subject, absent settlement by the Employer and Employee to final and binding arbitration before a single arbitrator in Maui, Hawaii in accordance with the Arbitration Rules, Procedures & Protocols of Dispute Prevention & Resolution, Inc.; provided, however, that a Party's share of any fees or expenses associated with arbitration that must be paid in advance and that exceed similar fees or expenses associated with court litigation, if any, shall be allocated or paid as mutually agreed between the Parties or, failing such agreement, as determined by the arbitrator. The Parties agree to submit any dispute over such pre-award fees or expenses to the arbitrator for resolution, subject to reallocation in the final award. Unless otherwise required by applicable law, the Parties shall share equally in the cost of such arbitration. In any such arbitration, the arbitrator shall not have the authority to alter the terms of this Agreement.

11. Notices. Any notice which either party may wish or be required to give to the other party pursuant to this Agreement shall be in writing and shall be either personally served or deposited in the United States mail, registered or certified, and with proper postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address from which Employee most recently communicated to Employer in writing. In the case of Employer, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of corporate counsel. Notice given by personal service shall be deemed effective upon service. Notice given by registered or certified mail shall be deemed effective three (3) days after deposit in the mail.

12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, and their successors and assigns. As used in this Agreement, the term "successor" shall include any person, firm, corporation or other business entity, which at any time, whether by merger, purchase, consolidation, or otherwise, acquired all or substantially all of the assets or business of Employer. This Agreement shall be deemed to be willfully breached by Employer if any such successor does not absolutely and unconditionally assume all of Employer's obligations under this Agreement and agree expressly to perform the obligations in the same manner and to the same extent, as Employer would be required to perform such obligations in the absence of the succession. Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of Employer, which shall not be unreasonably withheld.

13. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes and replaces all prior agreements and understandings between the parties relating to the subject matter hereof.

14. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Hawaii without regard to any provision of law that would require the use of the laws of another jurisdiction. Any dispute under this Agreement will be resolved in Honolulu, Hawaii, by binding arbitration.

15. Legal Fees and Expenses. In the event an action is brought to enforce any

provision of this Agreement, Employee's legal fees and expenses shall be paid by Employer as incurred by Employee, unless Employee brings a claim which is determined by the arbitrator to be frivolous, in which case, Employee shall repay to Employer all amounts advanced by Employer to Employee in connection with such claim within thirty days of such determination.

16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

17. Amendments and Waivers. This Agreement may be modified only by a written instrument duly executed by each party hereto. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

18. Counterparts. This Agreement may be executed by traditional, electronic, or digital signature, and in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Copies of this fully executed Agreement shall be deemed originals for all purposes.

19. Section Headings. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

20. Board Approval. Without limiting the validity and effect of this Agreement, This Agreement shall be pre-approved or subsequently ratified by the Employer's Board of Directors by written resolution to which this Agreement is attached, and a copy of such resolution, inclusive of such exhibit, shall be provided to the Employee within thirty (30) days after the date first above written.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

"Employer"

MAUI LAND AND PINEAPPLE
COMPANY, INC.

By: [signature]
Name: ANTHONY TAKITANI
Title: Nominating and Governance CHAIR
Date: March 15, 2023

"Employee"

RACE RANDLE

Date

: MARCH 15, 2024